Exhibit 10.17

“World Pearl” Real Estate Pre-Sale and Purchase Agreement

This contract pertains to the pre-sale purchase of houses, land, and parking spaces for the “World Pearl” project (hereinafter referred to as “the Project”). The Buyer and Seller, after mutual agreement, hereby enter into this Real Estate Pre-Sale and Purchase Agreement (hereinafter referred to as “the Contract”) and have agreed upon the following terms for mutual compliance:

This Contract was provided to the Buyer for review on September 12, 2025, for a minimum review period of five days. The Buyer confirms no objections and fully understands and agrees to all terms, rights, and obligations outlined in the Contract, which comply with the principles of honesty and good faith.

Buyer: Yong Dong Biopharm Co., Ltd. (Signature and Seal)

Seller: Nanrong Development and Construction Co., Ltd.

Article 1: Seller’s Obligations Regarding Advertisements

The Seller guarantees the accuracy of advertisement content. The promotional materials for this pre-sale property, including the construction materials and equipment list, house and parking space floor plans, and location diagrams, as attached to this Contract, form an integral part of the Contract.

Article 2: Property and Parking Space Specifications

1.	Land Location:

o	Located in Taipei City, Nangang District, Nangang Section 4, Land Parcels 566, 567, 568, 569, 570, 571 (total of 6 parcels, hereinafter referred to as “the Land”).

o	Total area: 31,252.05 square meters (approximately 9,453.75 ping).

o	Zoning: Designated Special Use Zone under the Urban Plan.

2.	House Location:

o	Located within the aforementioned Land, Building A (Office Tower), 10th Floor, Unit A2 (1 unit).

o	Approved under Construction License No. 105 Jian Zi Di 0103, issued on June 21, 2016, with a copy of the floor plan as per the approved construction license and design changes attached as [Attachment 1].

3.	Parking Space Specifications:

o	Nature, Location, Type, Number, and Specifications:

▪	The Buyer purchases statutory parking spaces located on the 3rd basement level, flat type.

▪	Parking spaces are numbered 429, 435, 436, and 437 (total of 4 spaces) as per the construction license drawings, with no independent title.

▪	Dimensions per parking space: 5.5 meters long, 2.5 meters wide.

▪	Total area, including driveways and necessary spaces: 164.16 square meters (approximately 49.64 ping).

▪	For parking spaces located in common areas without independent titles, the area is calculated based on the number, type, size, location, and usage of the parking spaces, as per the proportion outlined in Clause 2.

▪	A copy of the basement parking floor plan as approved in the construction license is attached as [Attachment 2].

o	Proportion of Common Area:

▪	Each parking space accounts for 62/100,000 of the total common area, with a land share of 1/100,000 per space (total for 4 spaces).

o	Additional Agreements:

▪	If the purchased parking spaces are self-added or incentive-added spaces, the parties shall enter into a separate parking space purchase agreement, and all related matters shall be governed by that agreement.

Article 3: Sale Area and Standards

1.	Land Area:

o	As specified in [Attachment 1]. If there are changes due to land subdivision, consolidation, or re-survey, ownership registration shall be based on the new parcel number and area.

2.	House Area:

o	As specified in [Attachment 1].

3.	Discrepancies:

o	Any discrepancies between the listed areas and the registered areas with the land administration authority shall be resolved in accordance with Article 5.

Article 4: Common Areas, Total Area, and Allocation Proportion

1.	Common Areas (Excluding Statutory Parking Spaces):

o	Includes: electrical room, mechanical room, management room, power receiving room, pump room, electrical room, water tank, air-raid shelter, and other items legally designated as common areas (referred to as “General Common Areas”).

o	Total area of General Common Areas: 66,169.68 square meters (approximately 20,016.33 ping).

2.	Common Areas Specific to the Building:

o	Includes: lobby, corridors, staircases, elevator halls, elevator machine room, mechanical room, water tank, roof protrusions, and other legally designated common areas (referred to as “Building-Specific Common Areas”).

o	Total area of Building-Specific Common Areas: 2,585.04 square meters (approximately 781.97 ping).

3.	Rights Allocation:

o	The rights to common areas are calculated based on the proportion of the Buyer’s main building area to the total main building area. The area is determined by multiplying the total common area by this proportion.

Article 5: Area Discrepancies and Price Adjustments

1.	House Area Standard:

o	The house area shall be based on the final registered area with the land administration authority. If changes in regulations post-signing prevent registration of certain areas, the area shall be calculated per Article 56, Paragraph 3 of the Apartment and Condominium Management Regulations.

2.	Adjustment for Discrepancies:

o	If any discrepancy arises between the area stated in this Contract and the area registered with the Land Administration Office, the Seller shall fully compensate for any shortfall. The Buyer shall pay for any excess area, provided that the excess does not exceed 2% of the registered area.

o	Adjustments shall be calculated based on the unit price derived from dividing the land, main building, ancillary building, and common area prices by their respective areas (excluding parking space price and area). Settlements shall be made without interest at the time of handover.

3.	Termination Right:

o	If the discrepancy in land or house area exceeds 3%, the Buyer may terminate the Contract.

4.	Area Conversion:

o	If there is a discrepancy in converting square meters to ping, the area in square meters shall prevail.

Article 6: Contract Price

●	Total Contract Price: NT$(New Taiwan Dollars)284,500,000.

o	Land Price: NT$190,750,000.

o	House Price: NT$81,750,000.

▪	Exclusive Area: NT$54,130,000.

▪	Main Building: NT$54,130,000.

▪	Balcony: NT$0 (no other items may be included in the purchase price).

▪	Common Area: NT$27,610,000.

o	Parking Space Price: NT$12,000,000.

Article 6-1: Performance Guarantee Mechanism

●	The pre-sale project is subject to a performance guarantee, implemented as follows:

o	Real Estate Development Trust:

▪	The Seller has entrusted the land and construction funds to Huanan Commercial Bank Co., Ltd. for performance management. Construction funds shall be used exclusively for project progress.

▪	The Seller signed a real estate development trust agreement with Hainan Commercial Bank prior to this Contract, as attached in [Attachment 4], and registered the land under trust with the bank.

▪	Any amendments to the trust agreement shall be notified to the Buyer in writing in advance.

Article 7: Payment Terms

●	The total contract price, excluding the 10% signing payment and 5% handover payment, shall be paid by the Buyer per the payment schedule in [Attachments 2 and 2-1] on December 16, 2020, December 16, 2021, March 31, 2026, March 31, 2026, and upon issuance of the use permit.

●	Each payment interval shall be at least 20 days. Payments shall be made in cash or demand draft to the Seller’s designated location or bank account within seven days of notification. If any payment is overdue at signing, the Buyer agrees to settle all such payments together.

Article 8: Handling Overdue Payments

●	If the Buyer fails to clear overdue payments or redeem issued checks within five days, the Buyer shall pay a penalty interest of 0.02% per day on the overdue amount, to be settled with the overdue payment.

●	If payments or interest remain unpaid for two months after written demand via certified mail or other means, the parties agree to resolve the matter per Article 25 (Breach of Contract). This does not apply if the Seller agrees to defer payment.

Article 9: Use and Ownership of Basement, Roof, and Statutory Open Space

1.	Basement Parking:

o	The basement comprises four levels with a total area of 66,169.68 square meters (approximately 20,016.33 ping). Excluding common areas and spaces eligible for individual ownership, the remaining 49,104.19 square meters (approximately 14,854.02 ping) shall be designated by the Seller as parking spaces with shared ownership rights for pre-sale buyers.

2.	Open Space, Skybridge, Public Art, and Statutory Open Space:

o	Open Space: Approved by Taipei City Government, the open space is centrally designated for public use and maintained by the management committee. The Buyer agrees to adopt adjacent sidewalks for community beautification. Management and maintenance costs for open spaces and sidewalks are shared by the commercial, office, and residential zones based on land area proportions.

o	Skybridge: Installed per urban planning regulations, open to public use, with management and maintenance handled by the commercial zone, costs shared proportionally.

o	Public Art: Owned by the commercial zone, with management and maintenance costs shared proportionally.

o	Management and Maintenance Costs: Costs (e.g., repairs, landscaping, utilities, cleaning, personnel) may be funded from the public open space maintenance fund provided by the developer.

o	Statutory Open Space: Registered as co-owned by all unit owners, except the open space at the south entrance of Buildings B to G, reserved for residential use. Non-users may be excluded from shared ownership.

3.	Roof Platform and Protrusions:

o	Common roof protrusions and evacuation platforms are restricted to use by the office building residents and cannot be designated for exclusive use unless otherwise permitted by law.

4.	Terrace:

o	Terraces cannot be registered for ownership under current laws. The Buyer and all unit owners acknowledge that terraces on the third floor, as shown in [Picture 4], are designated for use by commercial, office, and residential zones per the Seller’s allocation. No structural changes, appearance alterations, or installations (e.g., iron bars) are permitted. Non-designated buyers acknowledge they have no usage rights, as stipulated in the draft management regulations (Picture 10). The Seller may amend the draft regulations per the Contract and overall planning needs, effective upon approval at the first unit owners’ meeting.

Article 10: Construction Materials, Brands, and Specifications

1.	Construction shall adhere to approved engineering drawings, specifications, and the materials and equipment list in [Attachment 5]. Changes to materials or brands are not permitted without Buyer consent, except when the Seller proves inability to supply due to reasons beyond their control, provided the replacement materials are of equal or higher value, utility, and quality, or compensation is provided.

2.	The Seller guarantees that the pre-sale property does not contain materials harmful to structural safety or human health, such as radiated steel, asbestos, electric arc furnace slag, or untreated sea sand.

3.	Use of asbestos or electric arc furnace slag must comply with regulatory management and permitted purposes. The Seller is liable for any harm to the Buyer’s life, body, or health caused by such materials.

4.	Violations of the above clauses shall be handled per breach of contract provisions.

Article 11: Construction Start, Use Permit, and Handover Deadlines

1.	Timeline:

o	Construction began on November 11, 2019.

o	Completion of the main building, ancillary structures, and necessary facilities, with issuance of the use permit, is expected by June 30, 2025.

o	The Seller shall complete handover to the Buyer no later than December 30, 2025, unless an extension is permitted under this Agreement.

o	Extensions are allowed for:

▪	Delays due to natural disasters, wars, riots, or other force majeure events.

▪	Delays due to changes in government regulations or other non-attributable reasons.

2.	Penalties for Delays:

o	If the Seller fails to start construction, obtain the use permit, or complete handover by the specified deadlines, a penalty interest of 0.05% per day on the paid property price shall be paid to the Buyer.

o	If delays exceed three months, it is considered a breach by the Seller, resolved per Article 25. This does not apply if the Buyer consents to the delay.

Article 12: Handling Design Changes

●	The property is delivered as a bare-shell unit. The Seller will not accept Buyer requests for engineering design changes. Delivery shall comply with the materials and equipment list in [Attachment 5].

Article 13: Inspection

●	Upon completion of the main and ancillary structures, equipment, issuance of the use permit, connection of water and electricity, and readiness for natural gas connection (where applicable), the Seller shall notify the Buyer for inspection.

●	During inspection, the Seller shall provide an inspection form. Any defects shall be noted, and the Seller shall repair them within a specified period. The Buyer may retain 5% of the total property price as a handover reserve, to be paid after repairs are completed and re-inspected.

●	The Seller shall bear the costs of water, electricity, and gas pipeline connections (e.g., design, installation, road excavation, restoration, and labor costs). Gas pipeline costs within and outside the project boundaries are borne by the Seller unless otherwise specified in the Contract or sales documents.

Article 14: Property Ownership Transfer Registration Deadlines

1.	Land Ownership Transfer:

o	The Seller shall prepare documents and apply for tax and ownership transfer registration within four months of the use permit issuance. Land value increment tax shall be handled per tax provisions.

2.	House Ownership Transfer:

o	The Seller shall apply for tax and ownership transfer registration within four months of the use permit issuance.

3.	Buyer Delays:

o	If the Buyer fails to make payments or breaches the Contract, the Seller is not bound by the above deadlines.

4.	Seller Liability:

o	If the Seller’s violation of the above clauses causes increased taxes or penalties, the Seller shall bear the costs and compensate the Buyer for any losses.

5.	Buyer Obligations:

o	The Seller shall proceed with ownership transfer registration once the Buyer:

▪	Pays all amounts due before registration, including overdue interest.

▪	Provides documents for ownership transfer and loan procedures, pays taxes, issues promissory notes to the Seller (non-transferable, specifying guaranteed debt), and ensures all payments are cleared before registration.

6.	Handling by Land Agent:

o	The Seller’s designated land agent shall handle registration. The Buyer shall provide required documents or pay taxes within seven days of notification. Failure to comply incurs a penalty interest of 0.02% per day on the paid property price. Increased taxes or penalties due to Buyer delays shall be borne by the Buyer.

7.	Land Share Registration:

o	After registering the land share, no physical handover is required due to co-ownership.

8.	Proxy Seal:

o	The Buyer authorizes the Seller to create and use a seal for ownership transfer, tax declarations, and utility applications, as per [Attachment 8]. The Seller shall not use the seal for unauthorized purposes, or they shall bear legal responsibility.

Article 15: Handover Notification Deadline

1.	Handover Process:

o	The Seller shall notify the Buyer for handover within six months of the use permit issuance, with handover completed by December 30, 2025. Both parties shall fulfill:

▪	Seller: Pay any delay interest owed to the Buyer.

▪	Seller: Complete repairs for defects before handover.

▪	Buyer: Pay all outstanding amounts, including handover payment, and complete handover procedures.

▪	If the Seller fails to notify within six months, a penalty interest of 0.05% per day on the paid property price shall be paid to the Buyer.

2.	Handover Documents:

o	Upon handover, the Seller shall provide ownership certificates, warranty service records, maintenance manuals, draft management regulations, use permit (or copy), and tax receipts. A move-in certificate shall be issued for key handover, and the Contract shall remain with the Buyer; return is not required.

3.	Buyer Cooperation:

o	The Buyer shall complete handover procedures within seven days of notification. The Seller is not responsible for safekeeping unless delays are attributable to the Seller.

4.	Utility Costs:

o	From the handover date, the Buyer shall bear water, electricity, and gas base fees, regardless of move-in status. Gas meter installation fees are borne by the Buyer.

Article 16: Common Area Handover

1.	Management Role:

o	The Seller shall act as the interim manager of common areas until a management committee or responsible person is established. The Buyer shall pay monthly common area management fees from the handover date. For the first six months after the first unit’s handover, the Seller shall hire a property management company, with personnel costs borne by the Seller. After this period, costs are shared by unit owners.

2.	Handover Process:

o	Within seven days of establishing the management committee or responsible person, the Seller shall conduct on-site inspections of water, electricity, mechanical, and fire facilities with the committee or responsible person, ensuring functionality before transferring common areas, equipment manuals, use permits, construction drawings, and related documents. Inspections are the Seller’s responsibility, conducted with the committee and witnessed by government authorities.

Article 17: Warranty Period and Scope

1.	Warranty Terms:

o	From the handover date (or notification date if delayed by the Buyer), unless attributable to the Buyer or force majeure, the Seller warrants:

▪	The structural integrity of the building, including the foundation, beams, columns, load-bearing walls, floors, roofs, and stairways, for a period of 15 years from the handover date.

▪	Fixed materials and equipment (e.g., doors, windows, plastering, tiles) for a period of 1 year from the handover date.

o	A warranty service record card shall be provided at handover.

2.	Post-Warranty Rights:

o	After the warranty period, the Buyer may still assert rights under the Civil Code or other laws.

Article 18: Loan Agreements

●	Loan Amount: Part of the contract price (NT$199,150,000) shall be handled as follows:

1.	No Loan:

o	If the Buyer does not obtain a loan from a financial institution, all payments except the handover payment must be cleared within 45 days of the use permit issuance. Failure to pay allows the Seller to refuse ownership transfer.

2.	Commissioned Loan:

o	The Buyer and Seller shall arrange loan procedures with a designated financial institution. The Buyer may change institutions for better terms, completing loan verification within 20 days of notification. The Buyer shall not delay loan disbursement to the Seller.

o	If commissioning the Seller, the Buyer shall sign a loan delegation letter ([Attachment 6]), provide documents, complete verification, issue a non-transferable promissory note, and comply with financial institution requirements.

o	Mortgage registration costs are borne by the Buyer.

o	If the loan amount is less than agreed:

▪	If not attributable to either party:

▪	Shortfalls up to 30% are repaid under the original loan terms.

▪	Shortfalls exceeding 30% are repaid over 7 years at the original interest rate, or the Contract may be terminated.

▪	If attributable to the Seller, the shortfall is repaid under original terms, or the Buyer may terminate.

▪	If attributable to the Buyer, the shortfall must be paid within 30 days or per Seller-approved installments.

▪	If the Buyer reduces the loan amount, the shortfall must be paid within 15 days of the use permit issuance, or the loan is deemed abandoned.

3.	Self-Arranged Loan:

o	The Buyer shall sign a self-arranged loan agreement ([Attachment 7]), and the Seller shall assist. The Buyer must confirm loan conditions independently.

4.	Loan Abandonment:

o	If the Buyer cancels the loan, delays procedures, or prevents disbursement, it is deemed as no loan, and payments follow Articles 7 and 8. Interest losses due to delays are prepaid by the Buyer and settled later.

5.	Interest:

o	Loan interest post-disbursement is borne by the Buyer. Interest before handover is refunded by the Seller.

Article 19: Loan Disbursement

●	After ownership and mortgage registration, the Buyer shall not instruct the financial institution to stop loan disbursement to the Seller, except for major defects (e.g., radiated steel, untreated sea sand) that cannot be repaired to meet intended use.

Article 20: Property Transfer Conditions

1.	If the Buyer has paid all due amounts, they may transfer the Contract to a third party before ownership registration, with prior written consent from the Seller, which cannot be unreasonably withheld.

2.	Transfers incur a fee of 0.1% of the total property price, except for transfers to related enterprises, spouses, or direct relatives.

Article 21: Tax Allocation

1.	Land Value Tax:

o	Before handover: Borne by the Seller.

o	After handover: Borne by the Buyer.

o	For tax periods not yet assessed, the Buyer deducts the Seller’s share (based on the previous year’s tax and ownership proportion) from the final payment.

2.	House Tax:

o	Before handover: Borne by the Seller.

o	After handover: Borne by the Buyer, calculated proportionally by statutory tax rates and months.

Article 22: Tax and Fee Responsibilities

1.	Land value increment tax is declared post-use permit issuance, calculated based on the announced land value at that time. Delays beyond 30 days use the value at declaration, borne by the Seller unless caused by the Buyer’s failure to provide documents.

2.	Ownership transfer registration fees, stamp duty, deed tax, agency fees, loan insurance, and additional taxes are borne by the Buyer. Initial building registration fees are borne by the Seller.

3.	Notary fees are split equally unless otherwise agreed.

4.	The Buyer shall prepay taxes and fees at ownership registration, settled at handover.

5.	The Buyer shall prepay six months of water, electricity, and public utility fees (NT$5,000/month/unit).

6.	The Buyer shall prepay six months of building and parking space management fees (building: NT$180/ping/month; parking: NT$1,000/space/month), transferred to the management committee after the Seller’s interim management period.

7.	The Buyer shall prepay a NT$200,000 deposit for post-decoration waste removal or damage compensation, settled after completion.

Article 23: Seller’s Defect Liability

1.	The Seller guarantees clear title, free of multiple sales, unauthorized land occupation, contractor’s statutory liens, or other encumbrances, to be resolved before handover. Favorable Contract provisions for the Buyer prevail.

2.	Defect liability follows the Civil Code and relevant laws.

Article 24: Force Majeure

●	If construction cannot continue due to natural disasters, government regulation changes, wars, riots, or force majeure, confirmed by the Buyer, both parties agree to terminate the Contract.

Article 25: Breach of Contract

1.	If the Seller breaches Article 10 (Materials) or Article 11 (Deadlines), the Buyer may terminate the Contract.

2.	Breach of Article 23 (Defect Liability) allows the Buyer to terminate per law.

3.	Upon termination under Clauses 1 or 2, the Seller shall refund all paid amounts with interest and pay a penalty of 15% of the total property price, provided that such amount shall not exceed the amount already paid by the defaulting party.

4.	If the Buyer defaults, refuses purchase, or breaches Article 7, the Seller may confiscate 15% of the total property price, capped at the paid amount, and the Buyer shall compensate for taxes and fees. Either party may terminate.

5.	No additional damages may be claimed beyond Clauses 3 and 4.

6.	If the Seller cannot fulfill the Contract due to non-attributable reasons, it is deemed mutually agreed termination, and the Seller shall refund paid amounts without interest.

Article 26: Resolution of Ambiguities

●	Any ambiguities in the Contract shall be interpreted in favor of the Buyer per Article 11, Paragraph 2 of the Consumer Protection Law.

Article 27: Jurisdiction

●	Disputes arising from this Contract shall be resolved in the Taiwan Shilin District Court as the court of first instance, unless otherwise required by law.

Article 28: Attachment Validity and Contract Copies

●	The Contract is effective upon signing, with the original provided to the Buyer.

●	All attachments are integral to the Contract.

Article 29: Other Agreements

1.	To maintain the elegant and classic style of the Project, the Buyer agrees that the Seller may modify exterior designs, colors, landscaping, roofs, parking, lobbies, and other public facilities without Buyer notification.

2.	The Buyer agrees that the Seller, its affiliates, and real estate brokers may collect, process, and use the Buyer’s personal data for Contract-related purposes, as per the Personal Data Notification and Consent Form ([Attachment 9]).

Article 30: Unspecified Matters

●	Matters not covered in the Contract shall be resolved per relevant laws, custom practices, and principles of fairness, equality, and good faith.

Attachments:

1.	Land, House Area, and Parking Space Specifications, Total Price Description

2.	House Payment Schedule

3.	Land Payment Schedule

4.	Construction License Copy

5.	Huanan Bank Trust Agreement

6.	Construction Materials and Equipment List

7.	Loan Delegation Letter

8.	Self-Arranged Loan Agreement

9.	Proxy Seal Authorization and Consent

10.	Personal Data Notification and Consent Form

11.	Draft Management Regulations for Construction License Application

Attached pictures:

1.	House Floor Plan

2.	Basement Floor Plans

3.	Ground Floor Plan

4.	Third Floor Terrace Designated Use Diagram

Contracting Parties

Buyer: Yong Dong Biopharm Co., Ltd.

●	Unified Business No.: 54186159

●	Registered Address: 17F, No. 3, Nangang District, Taipei City

●	Contact Address: Same as registered address

●	Contact Phone: (02)2382-0330

Seller: Nanrong Development and Construction Co., Ltd.

●	Responsible Person: Changping Zhang

●	Unified Business No.: 89786670

●	Company Address: 6F, Section 3 No. 136 Renai Road, Da’an District, Taipei City

●	Contact Phone: (02)2783-8268

Real Estate Broker:

●	Name: Aishanlin Construction and Development Co., Ltd.

●	Responsible Person: Wenyu Zhu

●	Unified Business No.: 22190686

●	Contact Phone: (02)8773-6688

Real Estate Agent:

●	Agent License No.: (90)Beishijingzhengzi#00292 Guohua Hu

●	ID No.: A121046883

●	Phone: (02)8773-6688

●	Address: 2F, 11, Section 4 No. 166 Zhongxiao East Road, Da’an District, Taipei City

Date: Republic of China: September 17, 2025